EXHIBIT 99.5

           CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.

                                LICENSE AGREEMENT

                  This License Agreement is made and entered into as of August 17, 1996, by and between STANFORD W. CRANE, JR. ("CRANE") of Boca Raton, Florida, THE PANDA PROJECT, INC., a corporation existing under the laws of Florida, which has its principal place of business in Boca Raton, Florida ("PANDA"), and SUN PRECISION WORKS, PVT. LTD., ("SUN" or "Licensee") a corporation existing under the laws of India, which has its principal place of business at Bangalore, India. CRANE and PANDA are referred to collectively as "Licensors" and individually as "Licensor".

                  WHEREAS, Licensors possess certain valuable intellectual and industrial property rights; and

                  WHEREAS, Licensors are willing to grant, and Licensee desires to acquire, rights to use such rights on a worldwide basis in accordance with the terms and conditions set forth herein;

                  NOW, THEREFORE, in consideration of the premises and mutual promises, terms and conditions of this License Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                 I. DEFINITIONS

                  A. "Licensed Product" shall mean a high-density interconnect system as described in the patent applications identified in Appendix A of this License Agreement, and any improvements, modifications, and derivations thereof and know-how related thereto owned, developed, or acquired (except in a grant back from another CRANE or PANDA licensee) by CRANE or PANDA, and which CRANE or PANDA has the right to license, during the term of this License Agreement.

                  B. "Licensed Process" shall mean any process or method pertaining to the use, manufacture, or testing of Licensed Product and all know-how related thereto.


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                  C. "Licensed Product Sold" or "Sale" of a Licensed Product
shall mean the sale, lease, or other transfer of a Licensed Product or a product incorporating a Licensed Product by SUN or the use of a Licensed Product, by SUN. A product shall be considered sold at the time of invoicing or shipment, whichever is earlier, or if there is no such invoicing or shipment, in the case of internal use, at the time of such use.

                  D. "Patent Rights" shall mean any United States or foreign applications or patents, owned, controlled, or acquired by CRANE in whole or in part, during the term of this License Agreement, relating to Licensed Product or Licensed Process, and which CRANE has the right to license, which disclose and claim Licensed Process or Licensed Product, including, but not limited to, the construction thereof, methods for the manufacture and use thereof, and improvements thereto, and to any reissues or extensions of such patents and all divisions, continuations, and continuations-in-part. Such "Patent Rights" shall not include licenses or sublicenses related to Licensed Products or Licensed Process granted to CRANE or PANDA by either of their other licensees.

                  E. "Proprietary Information" shall mean all information or trade secrets of any description relating to Licensed Product or Licensed Process developed by, owned, or controlled by a Licensor at any time prior to the termination or expiration of this License Agreement, including, but not limited to, the development, selling, marketing, use, properties, structures, compositions, manufacture or quality control of Licensed Product or Licensed Process, and including, but not limited in form, to samples, prototypes, data books, manufacturing instructions, drawings, formulae, and customer lists. Any information which is orally or visually disclosed to SUN or which is not designated in writing as confidential, proprietary or secret at the time of disclosure shall constitute Proprietary Information if within thirty (30) days after such disclosure, a Licensor delivers to SUN a written document describing such information and designating it as Proprietary Information. In addition, any information which SUN has reason to know is considered by a Licensor to be proprietary, confidential, or secret shall be considered Proprietary Information. Proprietary Information does not include: (i) information which was known by SUN prior to receipt from a Licensor; (ii) information lawfully disclosed to SUN by a third party which did not derive the information from a Licensor; and (iii) information which is or

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becomes a matter of public knowledge or part of the public domain other than through a breach of this License Agreement.

                  F. "SUN Affiliate" shall mean any corporation, firm, partnership, proprietorship, or other form of business organization as to which control of the business is exercised by SUN, and any corporation, firm, partnership, proprietorship, or other form of business organization in which SUN has at least a fifty-one percent (51%) ownership interest, or the maximum ownership interest SUN is permitted to have in the country where such business organization exists.

                  G. "Effective Date" shall mean the latest of the date of signature of this License Agreement by authorized representatives of SUN and PANDA and by CRANE.

                              II. GRANT OF LICENSES

                  Subject to the terms of this License Agreement, Licensors agree to grant and do grant to SUN a non-exclusive, worldwide license during the term of this License Agreement to make, have made for it, use, sell, or otherwise dispose of Licensed Products and to use and have used the Licensed Process under Patent Rights and Proprietary Information. Such license does not include the right to grant sublicenses or assign this license.

                       III. CONFIDENTIALITY CLAUSE BY SUN

                  Except as may be required by law or by a governmental agency, SUN agrees that it will not, directly or indirectly, disseminate, disclose or otherwise make available to any third party whatsoever, or reverse engineer, any Proprietary Information. Employees of SUN shall be provided access to Proprietary Information by SUN only on a "need to know" basis and shall be advised of the confidential nature thereof, and shall be bound to protect the confidentiality of such information by written agreement substantially equivalent to this Agreement. The provisions hereof shall survive expiration or termination of this License Agreement for a period of ten (10) years.

                               IV. ROYALTY CLAUSE

                  A. The licenses granted under Section II, above, shall be subject to a Royalty as provided for in Appendix C to this License Agreement for Licensed Product Sold by SUN.

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                  B. The Royalties provided herein are in consideration of the trade secrets, know-how, Patent Rights, and Proprietary Information provided by Licensors hereunder, and the ability of SUN to achieve a significant competitive advantage by its early entry into the marketplace due to its access to such intellectual property rights.

                        V. PAYMENTS, RECORDS AND REPORTS

                  A. Within sixty (60) days after the end of each calendar quarter in which Royalties are earned or otherwise become due under this License Agreement, SUN shall furnish Licensors with a written report setting forth the computation of the Royalties payable during the preceding calendar quarter, and shall make such payment. Royalties shall be paid to Licensors in U.S. dollars. In case a conversion from one currency to another is involved in determining an earned Royalty Payment, the exchange rate shall be the exchange rate in effect at the Chase Manhattan Bank in New York City on the last day of the applicable Calendar Quarter. Late payments shall bear interest at the rate of prime plus two percent, as in effect at the Chase Manhattan Bank in New York City at the time such payments originally became due.

                  B. SUN shall keep and maintain complete and accurate records in sufficient detail to ascertain the Net Sales Prices of Licensed Products and to enable Royalties payable to Licensors hereunder to be determined (including records on all conversion of currency under Paragraph A above), and it shall permit such records to be inspected once per year upon written notice by Licensors during reasonable business hours by a certified public accountant or firm of certified public accountants reasonably acceptable to SUN and appointed by Licensors for this purpose; provided, however, that SUN shall have the right to destroy or discard such records in accordance with SUN's record retention policy, provided that such records shall be kept for a minimum of five (5) years after the end of the Calendar Quarter to which they apply. Licensors shall bear the cost and expense of such investigation by accountants, unless the accountants determine that SUN's determination of the Royalties due and owing to Licensors was incorrect (in SUN's favor) in an amount exceeding five percent (5%) of the amount calculated by SUN, in which case SUN shall bear such cost and expense.

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                      VI. GRANTBACK OF LICENSE TO LICENSORS

                  SUN grants to Licensors a perpetual license under information and inventions, whether patentable or not, related to improvements, modifications, and derivatives of Licensed Products or Licensed Process originated or invented during the term of this License Agreement by employees, agents, contractors, or suppliers of SUN having access to Licensed Product, Licensed Process or Proprietary Information. Such license to Licensors shall be non-exclusive, irrevocable, perpetual, worldwide, and royalty free to make, have made, use, import, sell and otherwise transfer products covered by such information and inventions.

                    VII. TRANSFER OF PROPRIETARY INFORMATION

                  Within thirty (30) days of execution of this Agreement, Licensors shall provide two (2) copies of the materials identified in Appendix B.

                          VIII. ASSIGNMENT BY LICENSOR

                  A Licensor may assign any of his or its rights, including rights to payments of earned Royalties, to any corporation or individual.

                            IX. TERM AND TERMINATION

                  A. This License Agreement shall become effective as of the Effective Date and, unless otherwise terminated as provided herein, shall continue in full force and effect until the last to expire of the Licensed Patents.

                  B. Termination for Cause. After the occurrence of any of the following events, this License Agreement may be terminated by SUN, on the one hand, or CRANE and PANDA, on the other hand (respectively, the "Terminating Party") by giving written notice of Termination to the other Party, such Termination being immediately effective upon the giving of such Notice of
Termination:

                        (a) A material breach or default as to any obligation hereunder by the other Party and the failure of the other Party to promptly pursue (within fifteen (15) days after receiving written notice thereof from the Terminating Party) a reasonable remedy

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                             designed to cure (in the reasonable judgment
                             of the Terminating party) such material breach or default; or

                        (b)  The filing of a petition in bankruptcy,
                             insolvency or reorganization against or by the other Party, which petition shall not have been dismissed within ninety (90) days of filing thereof, or the other Party becoming subject to a composition for Creditors, whether by law or agreement, or the other Party going into receivership or otherwise becoming insolvent.

                  C. SUN shall have the right to terminate this License Agreement at any time with or without cause upon six (6) months prior written notice to Licensors. Termination of this License Agreement by SUN shall not alter or affect the rights or obligations of either party arising prior to such termination, nor shall termination pursuant to this Section relieve SUN of its payment obligations hereunder. Any termination by SUN as provided in this Paragraph shall not prejudice the right of Licensors to recover any earned Royalty, or other sums owed or accrued at the time of such termination nor prejudice the right of Licensors to maintain an action against SUN for infringement of its patent or other intellectual property rights.

                  D. Licensee hereby undertakes to obtain all requisite approvals from applicable governmental authorities and regulating bodies in India relating to this Agreement, including without limitation any clearance required for Licensee to pay the royalties called for by Article V above. Licensors' obligations under this Agreement are subject to Licensee's receipt of such approvals. Licensors shall have the right to terminate this Agreement if such approvals are not obtained within 60 days after the Effective Date.

                  E. The parties agree that upon termination or expiration of this License Agreement, Licensee shall immediately cease: (i) any use or practice of the Licensed Product or the Licensed Process; and (ii), except as provided in Section F below, any making, use, or sale of the Licensed Product, including internal use within SUN or its Affiliates. Upon termination or expiration of this License Agreement, SUN shall, at its own expense, return to Licensors all Proprietary Information as soon as practicable after the date of termination or expiration, but in no case more than fifteen (15) days after termination or

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expiration, including, but not limited to, the materials identified in Appendix
B, original documents, drawings, computer diskettes, models, samples, notes, reports, notebooks, letters, manuals, prints, memoranda and any copies of any of the foregoing. SUN shall certify to Licensors in a signed statement under pains of perjury that all such materials and Proprietary Information have been returned. All Proprietary Information and Patent Rights shall remain the exclusive property of Licensors during the term of this License Agreement and thereafter.

                  F. Upon termination or expiration of this License Agreement, nothing shall be construed to release Licensee from its obligations to pay Licensors any and all Royalties, license fees or other amounts accrued but unpaid hereunder prior to the date of such termination or expiration.

                  G. After termination or expiration of this License Agreement for any reason by either party, SUN may sell all Licensed Product which it has on hand upon the date of termination or expiration provided however, that the sales shall be completed not later than three (3) months from the date of the termination or expiration and that the termination or expiration shall not relieve SUN from making the full earned Royalty payments herein provided on all Licensed Product by it either before or after the date of the termination or expiration.

                                 X. INFRINGEMENT

                  In the event Licensee shall learn of the infringement of any patent included in the Patent Rights, Licensee shall promptly call Licensors' attention thereto in writing and shall provide Licensor with evidence of the infringement. The parties shall use their best efforts in cooperation with each other to terminate the infringement without litigation. If the efforts of the parties are not successful in abating the infringement within ninety (90) days after the infringer has been formally notified by Licensors of the infringement, either Licensor shall have the right to: (a) commence suit on its own account; and (b) join Licensee in such suit; and such Licensor shall give timely notice in writing to Licensee of its election. Any proceeds of such suit shall be the property of the Licensor whose Patent Rights were infringed.

                               XI. PATENT MARKING

                  Licensee agrees to mark all Licensed Products made, used, or sold under the terms of this License Agreement, or their container with the numbers of applicable patents of Licensor or other appropriate marking in accordance with the patent marking

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laws of the country in which the Licensed Product is manufactured, used, or sold.

                             XII. WAIVER OF DEFAULT

                  A waiver, express or implied, by either of the parties hereto of any right hereunder or of any default, breach, or other failure to perform by the other party hereto, shall not constitute or be deemed a future waiver of that or any other right hereunder or of any default, breach or any other failure to perform thereafter by such other party. All waivers to be effective must be in writing and signed by the waiving party.

                               XIII. GOVERNING LAW

                  This License Agreement shall be governed, interpreted, and construed in accordance with the laws of the State of Florida, USA, excluding its conflict of law principles.

                          XIV. NO RIGHTS BY IMPLICATION

                  No rights or licenses with respect to Licensed Product or Licensed Process are granted or deemed granted hereunder or in connection herewith, other than those rights or licenses expressly granted in this License Agreement.

                            XV. DEFENSIVE LITIGATION

                  Licensee shall defend and indemnify Licensors from and against any damages, liabilities, costs, and expenses, including reasonable attorney's fees and Court costs, either: (i) arising out of the manufacture, use, sale, or other transfer of Licensed Product by Licensee or its customers; or (ii) arising out of improvements, modifications, or derivatives of Licensed Product introduced by Licensee or its customers; or (iii) arising out of injuries or damages caused by Licensed Product.

                             XVI. DISPUTE RESOLUTION

                  A. Any dispute, controversy, or claim arising out of or relating to this License Agreement, or to a breach thereof, including its interpretation, performance, or termination shall be submitted to and finally resolved by arbitration. The arbitration shall be conducted in the English language in accordance with the Commercial Rules of the American Arbitration Association (AAA) in Boca Raton, Florida, USA. The decision of the arbitrators shall

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be final and binding upon the parties hereto, and the expense of the arbitration
(including without limitation the award of attorney's fees to the prevailing party) shall be paid as the arbitrators determine. The arbitration shall be conducted by three (3) arbitrators to be selected by the American Arbitration Association in accordance with its normal procedures.

                  B. Notwithstanding anything contained in this Section, Licensor shall have the right to institute judicial proceedings or proceedings in the International Trade Commission against SUN or anyone acting by, through or under SUN, including any purchaser from SUN, in order to enforce such Licensor's rights hereunder through reformation of contract, specific performance, temporary restraining order, exclusion order or cease and desist order, preliminary injunction, final injunction, or similar relief.

                  C. The provisions of this Section shall survive termination of this Agreement for a period of five (5) years.

                                  XVII. NOTICES

                  Each notice required or permitted to be sent under this License Agreement shall be given by Federal Express or comparable express delivery service, by telecopy, or by Certified or Registered mail, to Licensors and to Licensee at the address or telecopy number indicated below.

                        For CRANE:     Stanford W. Crane, Jr.
                                       3934 Northwest 57th Street
                                       Boca Raton, FL 33496
                                       Telecopy Number:  407-

                        For PANDA:     The Panda Project, Inc.
                                       901 Yamato Road
                                       Boca Raton, FL 33496
                                       Attention: President
                                       Telecopy Number: 561/994-2300

                        For Licensee:  Sun Precision Works, Pvt. Ltd.
                                       2712 II Cross, L51 Compound,
                                       Mission Road
                                       Bangalore  560 027 - India
                                       Attention:  Mr. S.P. Satish
                                       Telecopy Number:  (91)(80) 222-4768

A party may change its address for purposes of this License Agreement by giving the other parties written notice of its new address.

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                           XVIII. ENTIRE UNDERSTANDING

                  This License Agreement embodies the entire understanding between the parties relating to the subject matter hereof, whether written or oral, and there are no prior representations, warranties, or agreements that relate to Licensed Product, Licensed Process, Proprietary Information, and Patent Rights.

                                 XIX. INVALIDITY

                  If any provision of this License Agreement is declared invalid or unenforceable by an arbitration panel or by a court having competent jurisdiction, it is mutually agreed that this License Agreement shall endure except for the part declared invalid or unenforceable. The parties shall consult and use their best efforts to agree upon a valid and enforceable provision, which shall be a reasonable substitute for such invalid or unenforceable provision, in light of the intent of this License Agreement.

                                 XX. AMENDMENTS

                  Any amendment or modification of any provision of this License Agreement must be in writing, dated and signed by both SUN and Licensors.

                          XXI. RESPONSIBILITY FOR TAXES

                  If Licensee is required to withhold taxes from any amount payable by Licensee hereunder, then Licensee shall pay to Licensors an additional amount as may be necessary so that each Licensor will receive, after deduction of the withholding tax, the amount that such Licensor would have received in the absence of the withholding tax.

                               XXII. COUNTERPARTS

                  This License Agreement may be executed in any number of counterparts and each such counterpart shall be deemed to be an original.

                              XXIII. BINDING EFFECT

                  This License Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their successors, assigns, estates, beneficiaries, representatives, and heirs.

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                          XXIV. WARRANTY AND DISCLAIMER

                  A. Licensors and Licensee represent that they have full corporate or other power and authority to enter into and perform this Agreement. This Agreement has been duly authorized and duly executed and delivered by each party, and it is valid, binding and enforceable against each party in accordance with its terms.

                  B. In no event shall the aggregate liability or cost to CRANE for any action or claim arising out of this License Agreement, including without limitation the provisions of Appendix C or any of the warranties herein, regardless of the form of such action or claim, exceed an amount equal to $250,000.

                  C. EXCEPT AS SET FORTH IN THIS SECTION, THE PARTIES ACKNOWLEDGE AND AGREE THAT THERE ARE NO WARRANTIES, COVENANTS, REPRESENTATIONS, OR AGREEMENTS BY CRANE OR PANDA AS TO MARKETABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHER ATTRIBUTES, TITLE, OR NON-INFRINGEMENT WHETHER EXPRESS OR IMPLIED (IN LAW OR IN FACT), ORAL OR WRITTEN.

                  IN WITNESS WHEREOF, CRANE, PANDA and SUN have signed this License Agreement.

STANFORD W. CRANE, JR.


/s/ STANFORD W. CRANE, JR.
--------------------------------------------
Date: August 17 , 1996

THE PANDA PROJECT, INC.


By: STANFORD W. CRANE, JR.
--------------------------------------------
Name: Stanford W. Crane
--------------------------------------------
Title: President
--------------------------------------------
Date: August 17 , 1996
--------------------------------------------


SUN PRECISION WORKS, PVT. LTD.

By: /s/ S.P. SATISH
--------------------------------------------
Name: S.P. Satish
--------------------------------------------
Title: Vice President Business Development
--------------------------------------------
Date:  August 17 , 1996
--------------------------------------------


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           CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE
         SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.

                                   APPENDIX A

CRANE PATENTS

                       APPLICATION
         COUNTRY          NUMBER            ISSUE DATE

           TW            81109972           11-Jan-1995

           TW            83102272           11-May-1995


CRANE PATENT APPLICATIONS

                        APPLICATION
         COUNTRY          NUMBER            FILING DATE

         *****          **********          **********

         *****          **********          **********

         *****          **********          **********

         *****          **********          **********

         *****          **********          **********

         *****          **********          **********

         *****          **********          **********

         *****          **********          **********

         *****          **********          **********


PANDA PATENT APPLICATIONS

                        APPLICATION
         COUNTRY          NUMBER            FILING DATE

         *****          **********          **********


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                                   APPENDIX B

Proprietary Information Transferred to SUN may include the following:

(1) Drawings of relevant components

(2) Technical specifications for components

(3) Test results

(4) Manufacturing process information


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           CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE
         SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.

                                   APPENDIX C

                 Licensee agrees to pay to Licensors an earned Royalty of **** ************ of its Net Sales Price on each Licensed Product Sold. Payments shall be made 50% to Crane and 50% to Panda or as otherwise directed by Licensors.

                 "Net Sales Price" shall mean the price for Licensed Product Sold by SUN to third parties less the following:

                   (a) Reasonable shipping, installation and packing charges or allowances, if any, included in such amounts;

                   (b) Reasonable trade, quantity, or cash discounts and Brokers' or agents' commissions, but with respect to any of the preceding adjustments, only insofar as actually allowed or paid in connection with the sale in question;

                   (c) Credits or allowances, if any, given or made on account of rejection or return of defective Licensed Product Sold; and

                   (d) Sales taxes and manufactured goods duties actually paid by Licensee with respect to any Licensed Product not exceeding, in aggregate, **** of the price of such Licensed Product.

                  If a "Licensed Product Sold" is leased, used, or transferred other than by sale, the Net Sales Price attributable to such lease, use, or transfer other than by sale shall be an amount corresponding to the most recent bona fide invoiced sale for the same or a comparable product, less the deductions in subparagraphs (a) through (c) above, to an unrelated third party, or should there be no such bona fide invoiced sale within six (6) months of the transaction in question, then ******************************** of the actual manufacturing costs.


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